Exhibit 99.1

Granite Reports First Quarter 2023 Results

•	Record Committed and Awarded Projects ("CAP") (1) of $5.1 billion, a sequential increase of $619 million and year-over-year increase of $1.2 billion
•	Reiterating 2023 guidance
•	Bolt-on materials acquisitions completed in Vancouver, British Columbia and Carson City, Nevada in 2023
•	Q1 comparable revenue (2) decreased $58 million year over year primarily due to the wind down of certain projects in the Central Group and the inclement weather
•	Q1 diluted EPS of $(0.53) and adjusted diluted EPS (3) of $(0.41)

WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended March 31, 2023.

First Quarter 2023 Results

Net loss totaled $23 million, or $(0.53) per diluted share, compared to net loss of $27 million, or $(0.58) per diluted share, for the same period in the prior year. Adjusted net loss (3) totaled $18 million or $(0.41) per diluted share, compared to adjusted net loss (3) of $12 million, or $(0.26) per diluted share, in the same period in the prior year.

•	Revenue decreased $94 million to $560 million compared to $654 million in the same period in the prior year. Comparable revenue (2), which excludes Granite Inliner revenue of $36 million in the prior year, decreased $58 million year-over-year.
•	Gross profit decreased $28 million to $32 million compared to $60 million in the same period in the prior year.
•	Selling, general, and administrative (“SG&A”) expenses increased $3 million to $73 million or 13.1% of revenue, compared to $70 million or 10.7% of revenue in the same period in the prior year. Comparable SG&A (3), which excludes Granite Inliner SG&A of $5 million in 2022, increased $8 million year-over-year primarily related to higher stock-based compensation and non-qualified deferred compensation expense.
•	Adjusted EBITDA (3) was $(9) million compared to $6 million in the same period in the prior year.
•	CAP (1) totaled $5.1 billion, an increase of $619 million sequentially and $1.2 billion year-over-year.
•	Cash and marketable securities decreased $104 million sequentially to $256 million. Debt was flat sequentially at $288 million.

"With extreme weather in parts of our business, this was not the start of the year that we were hoping for, however, I am confident that we are on the right path to realizing the targets of our strategic plan," said Kyle Larkin, Granite President and Chief Executive Officer.  "We have made significant strides not only in de-risking our portfolio, but also rebuilding the portfolio with work aligned with our financial targets.  Despite a slow first quarter of 2023 that was significantly impacted by weather across the western U.S., I am very encouraged by the current market environment and opportunities ahead of us.  Our first quarter CAP of $5.1 billion is a record for Granite, an increase of 14% from the fourth quarter and an increase of 30% from the first quarter of 2022.  Impressively, this increase was achieved while being more selective and bidding fewer projects at improved margins than the first quarter of 2022."

Larkin continued, "In the first few months of 2023, we also completed two bolt-on materials acquisitions in support of our home markets in Nevada and the Pacific Northwest.  These transactions are representative of the acquisitions contemplated in our strategic plan: bolt-on materials-focused acquisitions in or adjacent to established home markets which strengthen and provide our home markets with opportunities to grow with low integration risk."

(1) CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

(2) Comparable revenue, gross profit and SG&A excludes amounts attributable to Granite Inliner, which was sold in March 2022.

(3) Adjusted net loss, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.

First Quarter 2023 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended March 31,
		As Restated and Recast
	2023	2022	Change
Revenue	$503,416	$578,266	$(74,850)	(12.9)%
Gross profit	$36,705	$58,479	$(21,774)	(37.2)%
Gross profit as a percent of revenue	7.3%	10.1%

					As Restated
Committed and Awarded Projects	March 31, 2023	December 31, 2022	Change - Quarter over Quarter		March 31, 2022	Change - Year over Year
California	$1,913,634	$1,747,163	$166,471	9.5%	$1,480,950	$432,684	29.2%
Central	1,750,375	1,661,613	88,762	5.3%	1,430,522	319,853	22.4%
Mountain	1,439,944	1,076,363	363,581	33.8%	1,027,522	412,422	40.1%
Total	$5,103,953	$4,485,139	$618,814	13.8%	$3,938,994	$1,164,959	29.6%

Construction revenue in the first quarter decreased compared to the same period in the prior year primarily due to the wind down of several large projects in the Central Group, as well as the sale of Granite Inliner in the first quarter of 2022.  Granite Inliner which is reported in the Mountain Group contributed $33 million in construction revenue in 2022.  Excluding Granite Inliner, Mountain Group revenue increased $4 million year-over-year.  California Group revenue increased by $3 million with the Central Group decreasing $49 million year-over-year.  During the first quarter, inclement weather significantly disrupted operations in multiple home markets in the western U.S.  Despite high levels of CAP entering the quarter, the extreme weather delayed work from starting and progressing, shifting the work from the first quarter.

Gross profit and gross profit margin  in the first quarter decreased compared to the same period in the prior year primarily due to additional costs related to labor and material costs and extended project duration associated with winding down the I-64 High Rise Bridge project in Virginia and the impact of inclement weather.  The impact to gross profit in the quarter from the project was $11 million and impact after non-controlling interest was $6 million.

CAP increased $619 million sequentially and $1.2 billion year-over-year. All groups contributed to the increase in CAP during the quarter led by the Mountain Group and the California Group with increases of $364 million and $166 million, respectively.  We continue to benefit from the strong public funding environment with significant opportunities to continue to build CAP over the remainder of 2023.

Materials Segment
	Three Months Ended March 31,
		As Recast
	2023	2022	Change
Revenue	$56,652	$75,620	$(18,968)	(25.1)%
Gross profit	$(4,346)	$1,613	$(5,959)	(369.4)%
Gross profit as a percent of revenue	(7.7)%	2.1%

Materials revenue and gross profit in the first quarter decreased year-over-year primarily due to lower volumes in both asphalt and aggregates resulting from inclement weather during the quarter.  Asphalt and aggregate volumes were down 39% and 21%, respectively, year-over-year with the greatest decreases in the California Group.  Despite these volume decreases in the first quarter, order volumes remain strong going into the second quarter driven by the healthy public markets across our footprint.

Outlook

Our guidance for 2023 is unchanged as noted below:

• Revenue in the range of $3.4 billion to $3.6 billion
• Adjusted EBITDA margin in the range of 7.5% to 9.0%
• SG&A expense in the range of 8.0% to 8.5% of revenue
• Low to mid-20s effective tax rate range for adjusted net income
• Capital expenditures range of $100 million to $120 million

The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net loss attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

Conference Call

Granite will conduct a conference call today, May 2, 2023, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended March 31, 2023. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through May 9, 2023, by calling 1-877-344-7529, replay access code 9903383; international callers may dial 1-412-317-0088.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit the graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2023 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, Committed and Awarded Projects (“CAP”), results, the Company's on the right path to realizing its strategic plan targets, opportunities ahead and significant opportunities to continue to build CAP during 2023 constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2023 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, CAP, results, the Company's on the right path to realizing its strategic plan targets, opportunities ahead and significant opportunities to continue to build CAP during 2023. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$199,751	$293,991
Short-term marketable securities	39,754	39,374
Receivables, net	397,231	463,987
Contract assets	288,146	241,916
Inventories	97,893	86,809
Equity in construction joint ventures	182,063	183,808
Other current assets	41,397	37,411
Total current assets	1,246,235	1,347,296
Property and equipment, net	531,457	509,210
Long-term marketable securities	16,575	26,569
Investments in affiliates	83,335	80,725
Goodwill	73,703	73,703
Right of use assets	43,886	49,079
Deferred income taxes, net	22,080	22,208
Other noncurrent assets	60,116	59,143
Total assets	$2,077,387	$2,167,933

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,456	$1,447
Accounts payable	295,125	334,392
Contract liabilities	160,245	173,286
Accrued expenses and other current liabilities	266,541	288,469
Total current liabilities	723,367	797,594
Long-term debt	287,000	286,934
Long-term lease liabilities	27,934	32,170
Deferred income taxes, net	1,678	1,891
Other long-term liabilities	64,997	64,199
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,880,224 shares as of March 31, 2023 and 43,743,907 shares as of December 31, 2022	439	437
Additional paid-in capital	471,782	470,407
Accumulated other comprehensive income	653	788
Retained earnings	452,583	481,384
Total Granite Construction Incorporated shareholders’ equity	925,457	953,016
Non-controlling interests	46,954	32,129
Total equity	972,411	985,145
Total liabilities and equity	$2,077,387	$2,167,933

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
		As Restated and Recast(1)
	2023	2022
Revenue
Construction	$503,416	$578,266
Materials	56,652	75,620
Total revenue	560,068	653,886
Cost of revenue
Construction	466,711	519,787
Materials	60,998	74,007
Total cost of revenue	527,709	593,794
Gross profit	32,359	60,092
Selling, general and administrative expenses	73,122	70,120
Other costs, net	4,523	6,279
Gain on sales of property and equipment, net	(2,037)	(598)
Operating loss	(43,249)	(15,709)
Other (income) expense
Interest income	(3,762)	(570)
Interest expense	2,891	3,585
Equity in income of affiliates, net	(5,187)	(1,289)
Other (income) expense, net	(1,950)	1,308
Total other (income) expense, net	(8,008)	3,034
Loss before income taxes	(35,241)	(18,743)
Provision for (benefit from) income taxes	(9,469)	6,352
Net loss	(25,772)	(25,095)
Amount attributable to non-controlling interests	2,749	(1,638)
Net loss attributable to Granite Construction Incorporated	$(23,023)	$(26,733)

Net loss per share attributable to common shareholders:
Basic	$(0.53)	$(0.58)
Diluted	$(0.53)	$(0.58)
Weighted average shares outstanding:
Basic	43,764	45,730
Diluted	43,764	45,730

(1)  As previously disclosed in our 2022 Annual Report on Form 10-K filed on February 21, 2023, the restatement of our unaudited quarterly financial information for the first three quarters in the year ended December 31, 2022 was necessary. In addition to those restatements, the financial information for the three months ended March 31, 2022 presented herein includes adjustments to retrospectively reclassify the results of the former Water and Mineral Services businesses from discontinued operations to continuing operations.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

		As Restated
Three Months Ended March 31,	2023	2022
Operating activities
Net loss	$(25,772)	$(25,095)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	19,733	16,737
Amortization related to long-term debt	472	652
Gain on sale of business	—	(3,278)
Gain on sales of property and equipment, net	(2,037)	(598)
Deferred income taxes	—	2,545
Stock-based compensation	4,828	2,614
Equity in net (income) loss from unconsolidated joint ventures	(911)	3,627
Net income from affiliates	(5,187)	(1,289)
Other non-cash adjustments	(151)	(299)
Changes in assets and liabilities	(67,663)	(45,796)
Net cash used in operating activities	$(76,688)	$(50,180)
Investing activities
Purchases of marketable securities	—	(19,940)
Maturities of marketable securities	10,000	—
Purchases of property and equipment	(40,461)	(31,269)
Proceeds from sales of property and equipment	4,518	2,483
Proceeds from company owned life insurance	1,545	—
Proceeds from the sale of business	—	142,571
Issuance of notes receivable	—	(4,560)
Collection of notes receivable	62	111
Net cash provided by (used in) investing activities	$(24,336)	$89,396
Financing activities
Debt principal repayments	(256)	(63,059)
Cash dividends paid	(5,687)	(5,959)
Repurchases of common stock	(3,523)	(20,212)
Contributions from non-controlling partners	17,600	6,325
Distributions to non-controlling partners	(1,350)	—
Other financing activities, net	—	1
Net cash provided by (used in) financing activities	$6,784	$(82,904)
Net decrease in cash, cash equivalents and restricted cash	(94,240)	(43,688)
Cash, cash equivalents and $0 and $1,512 in restricted cash at beginning of period	293,991	413,655
Cash, cash equivalents and $0 and $1,512 in restricted cash at end of period	$199,751	$369,967

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of Other costs, net, which include investigation-related legal fees, reorganization costs, strategic acquisition and divestiture expenses, and a gain on sale of a business in 2022.

We provide adjusted loss before income taxes, adjusted provision for (benefit from) income taxes, adjusted net loss attributable to Granite Construction Incorporated, and adjusted diluted loss per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:

•	Other costs, net;
•	Transaction costs which includes acquired intangible amortization expense and acquisition related depreciation related to the acquisition of Layne and Liquiforce; and
•	Income taxes related to the disposal of Inliner goodwill.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with U.S. GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net loss attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended March 31,
		As Restated and Recast
	2023	2022
EBITDA:
Net loss attributable to Granite Construction Incorporated	$(23,023)	$(26,733)
Net loss margin(2)	-4.1%	-4.1%

Depreciation, depletion and amortization expense(3)	19,874	17,058
Provision for (benefit from) income taxes	(9,469)	6,352
Interest (income) expense, net	(871)	3,015
EBITDA(1)	$(13,489)	$(308)
EBITDA margin(1)(2)	-2.4%	0.0%

ADJUSTED EBITDA:
Other costs, net	$4,523	$6,279
Adjusted EBITDA(1)	$(8,966)	$5,971
Adjusted EBITDA margin(1)(2)	-1.6%	0.9%

(1) We define EBITDA as U.S. GAAP net loss attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, as described above.

(2) Represents net income (loss), EBITDA and adjusted EBITDA divided by consolidated revenue of $560 million and $654 million, for the three months ended March 31, 2023 and 2022, respectively.

(3) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED

ADJUSTED NET LOSS RECONCILIATION

(Unaudited - in thousands, except per share data)

	Three Months Ended March 31,
		As Restated and Recast
	2023	2022
Loss before income taxes	$(35,241)	$(18,743)
Other costs, net	4,523	6,279
Transaction costs	2,494	—
Adjusted loss before income taxes	$(28,224)	$(12,464)

Provision for (benefit from) income taxes	$(9,469)	$6,352
Tax effect of goodwill disposal related to sale of business	—	(10,070)
Tax effect of adjusting items(1)	1,824	1,633
Adjusted benefit from income taxes	$(7,645)	$(2,085)

Net loss attributable to Granite Construction Incorporated	$(23,023)	$(26,733)
After-tax adjusting items(1)	5,193	14,716
Adjusted net loss attributable to Granite Construction Incorporated	$(17,830)	$(12,017)

Diluted weighted average shares of common stock	43,764	45,730

Diluted net loss per share attributable to common shareholders	$(0.53)	$(0.58)
After-tax adjusting items per share attributable to common shareholders	0.12	0.32
Adjusted diluted loss per share attributable to common shareholders	$(0.41)	$(0.26)

(1) The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate.

Contacts:

Investors

Wenjun Xu, 831-761-7861

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated